Exhibit 4.8

SIXTH AMENDMENT TO REVOLVING CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO REVOLVING CREDIT AGREEMENT ("Amendment") is dated effective as of December 15, 2008 (“Effective Date”), by and among AMERICA’S CAR MART, INC., an Arkansas corporation and TEXAS CAR-MART, INC., a Texas corporation (separately and collectively, “Borrower”) and BANK OF OKLAHOMA, N.A. (“Bank”).

RECITALS

A.           Reference is made to the Revolving Credit Agreement dated as of June 23, 2005, and amended effective June 23, 2005, August 19, 2005, September 30, 2005, April 28, 2006, December 31, 2006 and May 16, 2008 (as amended, the "ACM Agreement"), by and among Borrower and Bank, pursuant to which currently exists a $10,000,000 Revolving Line ("RLOC") of Credit and a $10,000,000 Term Loan ("Term Loan") in favor of Borrower.

B.           Borrower and Bank hereby intend to make certain changes to the ACM Credit Agreement, including without limitation an extension of the commitment as to and maturity date of the RLOC.  Terms used herein shall have the meanings given in the ACM Credit Agreement unless otherwise defined herein.

AGREEMENT

For valuable consideration received, the parties agree to the following.

           1. Amendments to ACM Agreement. The ACM Agreement is amended as follows.

1.1           In Section 1.01 (Defined Terms), the definition of "Termination Date" is amended to evidence that the Termination Date is hereby extended to April 30, 2010.

                1.2.          The defined term "ACM-Texas Sub-Debt" is hereby amended to evidence that the amount "$5,000,000" shall now mean and read "$8,000,000."

                1.3.           Section 2.05 (Unused Portion Fee) is hereby deleted; provided that any amounts accrued through the Effective Date shall be paid by Borrower to Agent upon the execution hereof.

1.4.           Section 2.15 (Audit Fees) is deleted and replaced wit the following:

"Section 2.15.  Audit Fees.  To the extent that Bank’s auditors reasonably determine that any amounts reported by the Borrower are incorrect (including amounts on a Borrowing Base Certificate, pursuant to the Financial Covenants in Article 7, or elsewhere pursuant to the loan documents), then the adjusted amount(s) reasonably determined by the Bank’s auditors shall be deemed to be the correct amount(s) until such time, if ever, that the Borrower shall provide convincing evidence to the Bank to the contrary.  The Borrower agrees to pay to the Bank (i) all costs and fees reasonably incurred by the Bank's internal auditors in connection with quarterly audits of the Borrower performed by such auditors and (ii) all costs and fees of any third party auditors and/or representatives retained by Bank, during the term of this Agreement; provided that, prior to the occurrence of an Event of Default, the Bank shall not be entitled to reimbursement for any such costs and fees under (i) incurred in connection with audits in excess of $5,000 plus any other costs and fees relating to such audit during any year, including costs and fees incurred by third party or external auditors engaged by the Bank on its behalf (with each year beginning on the Closing Date or an anniversary date thereof and ending twelve (12) months thereafter) of this Agreement.  At the discretion of the Bank, a pro-rata portion of the audit fee may be payable in arrears on the first day of each month commencing with the month immediately following the Closing Date otherwise will be collected by the Bank at its discretion.  Notwithstanding the foregoing, upon the occurrence of any Event of Default, the Borrower shall pay all of the Bank's costs incurred in connection with the verification, audit, and inspection of the Collateral without regard to the foregoing limitations.”

1.5.           A new Section 2.17 is added as follows:

"Section 2.17.  Facility Fee.  The Borrower agrees to pay to the Bank an annual Facility Fee equal to $12,500 payable on the last day of each fiscal quarter, commencing December 31, 2008, so long as this Agreement is in effect."

1.6.           Section 6.11 (New Car Lots) is amended to replace the number “ten (10)” to now mean and read “fifteen (15)” with respect to new car lots opened annually.

1.7.           Section 7.01 (Leverage Ratio) is amended to read as follows:

“Section 7.01. Leverage Ratio.  At all time, calculated as of the last day of each month, maintain a ratio of Funded Debt to EBITDA for the trailing twelve (12) month period of no greater than 2.75 to 1.00.”

1.8.           Section 7.03 (minimum Tangible net Worth) is amended to read as follows:

“Section 7.03.  Minimum Tangible Net Worth.  At all time, calculated as of the last day of each month, maintain a minimum Adjusted Tangible Net Worth as of the last day of each fiscal quarter equal to or greater than the sum of: (i) the greater of (A) eighty-five percent (85%)of the Adjusted Tangible net Worth as of October 31, 2008, and (B) $128,000,000 plus (ii) seventy-five percent (75%) of positive quarterly Net Income; and (iii) one hundred percent (100%) of any equity issuances.”

1.9.           Section 8.01 (Events of Default) is amended to add the following subsection:

"(14)  The occurrence of any default under (i) any other loan or other agreement between Borrower or Guarantor and Lender, and/or (ii) the loan facility between Colonial Auto Finance, Inc., an Arkansas corporation and Lender established June 23, 2005 and all subsequent modifications or increases."

2.           Conditions Precedent.  The obligations of the Bank to perform under the ACM Agreement, as amended hereby, are subject to satisfaction of the following.

2.1	Borrower and all other parties hereto shall execute and deliver this Amendment and the $10,000,000 Promissory Note attached as Schedule "4.1" hereto.

2.2	No Default or Event of Default shall exist or result from the execution and delivery of this Amendment.

3.      Representations and Warranties.  Borrower hereby ratifies and confirms all representations and warranties set forth in the ACM Agreement, and all other Loan Documents, other than any representation or warranty that relates to a specific prior date and except to the extent that the Bank has been notified in writing by the Borrower that any representation or warranty is not correct and the Bank has explicitly waived in writing compliance with such representation or warranty.

1. Ratification.  Borrower hereby ratifies and confirms the ACM Credit Agreement, and all other instruments, documents, and agreements executed in connection therewith and further confirm that no Default exists thereunder.

2. Ratification of Security Agreements.  Each Borrower and Colonial hereby (i) ratifies and confirms its respective Security Agreement dated June 23, 2005, (ii) confirms that no Default exists thereunder, and (iii) acknowledges and agrees that the obligations secured thereunder shall include all Rate Management Obligations of Borrower, as defined herein.

3. Ratification of Guaranties.  ACM-Texas and Colonial each hereby (i) ratifies and confirms its respective Guaranty dated June 23, 2005, (ii) confirms that no Default exists thereunder, and (iii) acknowledges and agrees that the obligations guaranteed thereunder shall include all Rate Management Obligations of Borrower, as defined herein.

4. Ratification of Subordination Agreements.  ACM-Texas and Colonial each hereby (i) ratifies and confirms its respective Subordination Agreement dated June 23, 2005, (ii) confirms that no Default exists thereunder, and (iii) acknowledges and agrees that the Superior Obligations (as defined therein) shall include all Rate Management Obligations of Borrower, as defined herein.

5. Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

6. Release of Lender.  The Borrower hereby releases the Lender from any and all claims, known or unknown, which may have arisen out of or in connection with the ACM Credit Agreement on or prior to the Effective Date.

7. Multiple Counterparts.  This Amendment may be executed in any number of counterparts, and by different parties to this Amendment in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

8. Costs, Expenses and Fees.  Borrower agrees to pay all costs; expenses and fees incurred by Banks in connection herewith, including without limitation the reasonable attorney fees of Riggs, Abney, Neal, Turpen, Orbison and Lewis.

[Signature page follows]

“BORROWER”

AMERICA’S CAR MART, INC., an Arkansas corporation

By__/s/ Jeffrey A. Williams___
    Jeffrey A. Williams, Vice President

TEXAS CAR-MART, INC., a Texas
corporation

By__/s/ Jeffrey A. Williams_
     Jeffrey A. Williams, Vice President

"GUARANTORS" and “SUBORDINATING PARTIES”

AMERICA’S CAR-MART, INC., a Texas corporation, formerly known as Crown Group, Inc.

By_/s/ Jeffrey A. Williams
    Jeffrey A. Williams, Vice President

COLONIAL AUTO FINANCE, INC.,
an Arkansas corporation

By__/s/ William H. Henderson_
    William H. Henderson, President

“BANK”

BANK OF OKLAHOMA, N.A.

By__/s/ Jeffrey R. Dunn_
    Jeffrey R. Dunn, Vice President

STATE OF ARKANSAS                                                                )
) ss:                      ACKNOWLEDGMENT
COUNTY OF BENTON                                                                )

On this day, before me, the undersigned, a Notary Public, within and for the County and State aforesaid, duly qualified, commissioned and acting, the within named JEFFREY A. WILLIAMS, to me personally well known, and stated and acknowledged that he was duly authorized in that capacity to execute the foregoing instrument for and in the name and behalf of AMERICA’S CAR MART, INC., an Arkansas corporation, TEXAS CAR-MART, INC., a Texas corporation, and AMERICA’S CAR-MART, INC., a Texas corporation, formerly known as Crown Group, Inc., and further stated and acknowledged that he had so signed, executed and delivered said foregoing instrument for the consideration and purposes therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 12th day of December, 2008.

Brenda Rogers
Notary Public
My commission expires:

__February 28, 2017
(S E A L)

STATE OF ARKANSAS                                                                )
) ss:                      ACKNOWLEDGMENT
COUNTY OF BENTON                                                                )

On this day, before me, the undersigned, a Notary Public, within and for the County and State aforesaid, duly qualified, commissioned and acting, the within named WILLIAM H. HENDERSON, to me personally well known, and stated and acknowledged that he was duly authorized in that capacity to execute the foregoing instrument for and in the name and behalf of COLONIAL AUTO FINANCE, INC.,  an Arkansas corporation, and further stated and acknowledged that he had so signed, executed and delivered said foregoing instrument for the consideration and purposes therein mentioned and set forth.

IN TESTIMONY WHEREOF, I have hereunto set my hand and official seal this 12th day of December, 2008.

Brenda Rogers
Notary Public
My commission expires:

_February 28, 2017
(S E A L)

Schedule "4.1"

($10,000,000 Line Note)